Exhibit 4.7

Execution Version

WARRANT ASSIGNMENT, ASSUMPTION AND AMENDMENT AGREEMENT

THIS WARRANT ASSIGNMENT, ASSUMPTION AND AMENDMENT AGREEMENT (this “Agreement”), dated October 1, 2024, is made by and among ExcelFin Acquisition Corp., a Delaware corporation (“SPAC”), Baird Medical Investment Holdings Limited, a Cayman Islands exempted company (“PubCo”), and Equiniti Trust Company, LLC (as successor-in-interest to American Stock Transfer & Trust Company, LLC), a limited liability trust company organized and existing under the laws of the State of New York, as warrant agent (in such capacity, the “Warrant Agent”) and amends the Public Warrant Agreement, dated October 20, 2021, by and between SPAC and the Warrant Agent (the “Existing Warrant Agreement”). Capitalized terms used but not defined herein shall have the meanings ascribed to such terms in the Existing Warrant Agreement.

WHEREAS, pursuant to the Existing Warrant Agreement, SPAC issued 23,000,000 Units, each consisting of one share of Class A Common Stock of SPAC, par value $0.0001 per share (“SPAC Class A Common Stock”) and one-half of one whole public warrant (the “Warrants”);

WHEREAS, SPAC, Betters Medical Investment Holdings Limited, a Cayman Islands exempted company (“Betters”), PubCo, Betters Medical Merger Sub, Inc., a Delaware corporation and a direct, wholly owned subsidiary of PubCo (“Merger Sub 1”), Betters Medical Merger Sub 2, Inc., a Delaware corporation, Betters Medical NewCo, LLC, a Delaware limited liability company, and Tycoon Choice Global Limited, a business company limited by shares incorporated under the Laws of the British Virgin Islands and a direct, wholly owned subsidiary of Betters (the “Company”), are parties to that certain business combination agreement, dated as of June 26, 2023, as amended on March 11, 2024, May 16, 2024, June 17, 2024 and August 23, 2024 (the “Business Combination Agreement”);

WHEREAS, SPAC and the Warrant Agent entered into that certain Private Warrant Agreement, dated as of October 21, 2021 (the “Private Warrant Agreement”);

WHEREAS, pursuant to the Business Combination Agreement and that certain Sponsor Support Agreement, dated as of June 26, 2023, by and among Sponsor, SPAC and PubCo (the “Sponsor Support Agreement”), Sponsor, as the record holder of all of the Private Placement Warrants (as defined in the Private Warrant Agreement), shall cancel for no consideration all of the Private Placement Warrants, subject to and in accordance with the terms set forth in the Sponsor Support Agreement;

WHEREAS, SPAC and the Warrant Agent wish to terminate the Private Warrant Agreement, with such termination effective as of the date hereof;

WHEREAS, all of the Warrants are governed by the Existing Warrant Agreement;

WHEREAS, pursuant to the Business Combination Agreement, Merger Sub 1 will merge with and into SPAC, the separate existence of Merger Sub 1 will cease and SPAC will continue as the surviving corporation of the First Merger as a direct, wholly owned subsidiary of PubCo (as defined in the Business Combination Agreement, the “First Merger”), and as a result of the First Merger, the holders of shares of SPAC Stock (as defined in the Business Combination Agreement) shall become holders of ordinary shares of PubCo (the “PubCo Ordinary Shares”);

WHEREAS, upon the consummation of the First Merger, as provided in Section 4.5 of the Existing Warrant Agreement, the Warrants will no longer be exercisable for shares of SPAC Class A Common Stock but instead will be exercisable (subject to the terms of the Existing Warrant Agreement, as amended hereby) for PubCo Ordinary Shares;

WHEREAS, the SPAC Board (as defined in the Business Combination Agreement) has determined that the consummation of the transactions contemplated by the Business Combination Agreement will constitute a Business Combination;

WHEREAS, in connection with the First Merger, SPAC desires to assign all of its right, title and interest in the Existing Warrant Agreement to PubCo and PubCo wishes to accept such assignments; and

WHEREAS, Section 9.9 of the Existing Warrant Agreement provides that SPAC and the Warrant Agent may amend such Existing Warrant Agreement without the consent of any Registered Holders as the parties thereto may deem necessary or desirable provided such amendment does not adversely affect the rights of the Registered Holders in any material respect under such Existing Warrant Agreement.

NOW, THEREFORE, in consideration of the mutual agreements herein contained, the parties hereto agree as follows:

1.	Assignment and Assumption; Consent

1.1            Assignment and Assumption. As of and with effect on and from the Closing (as defined in the Business Combination Agreement, the “Closing”): SPAC hereby assigns to PubCo all of SPAC’s right, title and interest in and to the Existing Warrant Agreement (as amended hereby); PubCo hereby assumes, and agrees to pay, perform, satisfy and discharge in full, as the same become due, all of SPAC’s liabilities and obligations under the Existing Warrant Agreement (as amended hereby) arising on, from and after the Closing.

1.2            Consent. The Warrant Agent hereby consents to (i) the assignment of the Existing Warrant Agreement by SPAC to PubCo pursuant to Section 1.1 hereof and the assumption of the Existing Warrant Agreement by PubCo from SPAC pursuant to Section 1.1 hereof, in each case effective as of the Closing, and (ii) the continuation of the Existing Warrant Agreement (as amended by this Agreement), in full force and effect from and after the Closing.

2.	Amendment of Existing Warrant Agreement

2.1            Effective as of the Closing, SPAC and the Warrant Agent hereby amend the Existing Warrant Agreement as provided in this Section 2 and acknowledge and agree that the amendments to the Existing Warrant Agreement set forth in this Section 2 are to provide for the delivery of Alternative Issuance pursuant to Section 4.5 of the Existing Warrant Agreement (in connection with the First Merger and the transactions contemplated by the Business Combination Agreement).

2.2            Conversion of SPAC Warrants. Pursuant to Section 2.2(g)(iii) of the Business Combination Agreement, each Warrant that is outstanding immediately prior to the Effective Time (as defined in the Business Combination Agreement) shall automatically be converted at the Effective Time into a PubCo Warrant (as defined in the Business Combination Agreement), without interest, representing a right to acquire that number of PubCo Ordinary Shares equal to the number of shares of SPAC Class A Common Stock set forth in such Warrant, on substantially the same terms as were in effect immediately prior to the Effective Time under the Existing Warrant Agreement.

2.3            Detachability of Warrants. Section 2.4 of the Existing Warrant Agreement is hereby deleted and replaced with the following:

“[INTENTIONALLY OMITTED.]”

2.4	References to the “Company”. All references to “the Company” in the Existing Warrant Agreement (including all Exhibits thereto) shall be references to “PubCo”.

2.5            References to Shares of Common Stock. All references to “shares of Common Stock” in the Existing Warrant Agreement (including all Exhibits thereto) shall be references to “PubCo Ordinary Shares”.

2.6            References to the Business Combination. All references to “Business Combination” in the Existing Warrant Agreement (including all Exhibits thereto) shall be references to the transactions contemplated by the Business Combination Agreement, and all references to “the completion of the Business Combination” and all variations thereof in the Existing Warrant Agreement (including all Exhibits thereto) shall be references to the Closing.

2.7            Notice Clause. Section 9.2 of the Existing Warrant Agreement is hereby deleted and replaced with the following:

“Notices. Any notice, statement or demand authorized by this Agreement to be given or made by the Warrant Agent or by the holder of any Warrant to or on PubCo shall be sufficiently given when so delivered if by hand or overnight delivery or if sent by certified mail or private courier service within five (5) days after deposit of such notice, postage prepaid, addressed (until another address is filed in writing by PubCo with the Warrant Agent), as follows:

If to PubCo, to:

Baird Medical Investment Holdings Limited

Room 202, 2/F, Baide Building, Building 11

No.15 Rongtong Street, Yuexiu District, Guangzhou

Attention: Quan Qiu

Email: Qiuquan@baidemed.com

with a copy (which shall not constitute notice) to:

Dechert LLP

24/F, North Tower, Beijing Kerry Centre

1 Guanghua Road, Chaoyang District

Beijing, China 100020

Attention: Yang Wang; Stephen Leitzell

Email: yang.wang@dechert.com; stephen.leitzell@dechert.com

Any notice, statement or demand authorized by this Agreement to be given or made by the holder of any Warrant or by PubCo to or on the Warrant Agent shall be sufficiently given when so delivered if by hand or overnight delivery or if sent by certified mail or private courier service within five (5) days after deposit of such notice, postage prepaid, addressed (until another address is filed in writing by the Warrant Agent with PubCo), as follows:

Equiniti Trust Company, LLC

48 Wall St

New York, NY 10005

Attention: Felix Orihuela

Email: FOrihuela@equiniti.com

3.	Miscellaneous Provisions.

3.1             Effectiveness of the Amendment. Each of the parties hereto acknowledges and agrees that the effectiveness of this Agreement shall be expressly subject to the occurrence of the First Merger and substantially contemporaneous occurrence of the Closing and shall automatically be terminated and shall be null and void if the Business Combination Agreement shall be terminated for any reason.

3.2            Successors. All the covenants and provisions of this Agreement by or for the benefit of PubCo, SPAC or the Warrant Agent shall bind and inure to the benefit of their respective successors and assigns.

3.3            Applicable Law; Jurisdiction. The validity, interpretation, and performance of this Agreement and the Warrants shall be governed in all respects by the laws of the State of New York, without giving effect to conflicts of law principles that would result in the application of the substantive laws of another jurisdiction. PubCo hereby agrees that any action, proceeding or claim against it arising out of or relating in any way to this Agreement shall be brought and enforced in the courts of the City of New York, County of New York, State of New York, the United States District Court for the Southern District of New York or the federal district courts of the United States, and irrevocably submits to such jurisdiction, which jurisdiction shall be exclusive. PubCo hereby waives any objection to such exclusive jurisdiction and any argument that such courts represent an inconvenient forum. Notwithstanding the foregoing, the provisions of this paragraph will not apply to suits brought to enforce (i) any liability or duty created by the Exchange Act or the rules and regulations thereunder for which Section 27 of the Exchange Act creates exclusive federal jurisdiction, (ii) with respect to suits brought in federal courts, any duty or liability created by the Securities Act or the rules and regulations thereunder for which Section 22 of the Securities Act creates concurrent jurisdiction for federal and state courts or (iii) any other claim for which the federal district courts of the United States of America are the sole and exclusive forum. Any person or entity purchasing or otherwise acquiring any interest in the Warrants shall be deemed to have notice of and to have consented to the forum provisions in this Section 3.3. If any action, the subject matter of which is within the scope of the forum provisions above, is filed in a court other than a court located within the City of New York, County of New York, State of New York or the United States District Court for the Southern District of New York (a “foreign action”) in the name of any holder of the Warrants, such holder of the Warrants shall be deemed to have consented to (x) the personal jurisdiction of the state and federal courts located within the State of New York or the United States District Court for the District of New York in connection with any action brought in any such court to enforce the forum provisions (an “enforcement action”), and (y) having service of process made upon such holder of the Warrants in any such enforcement action by service upon such holder’s counsel in the foreign action as agent for such holders of the Warrants.

3.4            Counterparts; Electronic Signatures. This Agreement may be executed in any number of original or facsimile counterparts and each of such counterparts shall for all purposes be deemed to be an original, and all such counterparts shall together constitute but one and the same instrument. A signature to this Agreement transmitted electronically shall have the same authority, effect and enforceability as an original signature.

3.5            Effect of Headings. The section headings herein are for convenience only and are not part of this Agreement and shall not affect the interpretation thereof.

3.6            Severability. This Agreement shall be deemed severable, and the invalidity or unenforceability of any term or provision hereof shall not affect the validity or enforceability of this Agreement or of any other term or provision hereof. Furthermore, in lieu of any such invalid or unenforceable term or provision, the parties hereto intend that there shall be added as a part of this Agreement a provision as similar in terms to such invalid or unenforceable provision as may be possible and be valid and enforceable.

3.7            Termination of Private Warrant Agreement. SPAC and the Warrant Agent hereby agree that, effective as of the Closing, the Private Warrant Agreement is hereby terminated and of no further force or effect.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first above written.

EXCELFIN ACQUISITION CORP.

By:	/s/ Joe Ragan
	Name:	Joe Ragan
	Title:	Chief Executive Officer and Chief Financial Officer

[Signature Page to Warrant Assignment, Assumption and Amendment Agreement]

BAIRD MEDICAL INVESTMENT HOLDINGS LIMITED

By:	/s/ Haimei Wu
	Name:	Haimei Wu
	Title:	Chief Executive Officer

[Signature Page to Warrant Assignment, Assumption and Amendment Agreement]

EQUINITI TRUST COMPANY, LLC as Warrant Agent

By:	/s/ Carlos Pinto
	Name:	Carlos Pinto
	Title:	Senior Vice President, Director

[Signature Page to Warrant Assignment, Assumption and Amendment Agreement]